January 28, 2013

EAGLE ROCK ANNOUNCES FOURTH QUARTER 2012 CASH DISTRIBUTION AND EARNINGS RELEASE DATE AND PROVIDES OPERATIONAL UPDATE

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (“Eagle Rock” or the “Partnership”) today declared a cash distribution for the quarter ended December 31, 2012 of $0.22 per common unit, equivalent to $0.88 per unit on an annualized basis. This distribution is equal to the distribution paid for the third quarter 2012 and represents a 5% increase from the distribution paid for the fourth quarter of 2011. The distribution will be paid on Thursday, February 14, 2013 to unitholders of record as of the close of business on Thursday, February 7, 2013.
Operational Update
Acquisition of BP's Texas Panhandle Midstream Assets - Integration
Eagle Rock closed on the acquisition of BP's Texas Panhandle midstream assets (the “BP Acquisition”) on October 1, 2012 and, following the negotiated transition services period, Eagle Rock took over operations, marketing and commercial activities on January 1, 2013. Since the closing, the Partnership has hired 78 former BP employees in the Texas Panhandle and integrated these personnel into Eagle Rock's existing organizational structure, including in a number of key leadership roles.
Eagle Rock has begun construction on the proposed gathering system interconnects and is securing the materials and necessary right-of-ways to complete these projects.
“We are pleased with our progress to date on integrating the acquired assets with our Panhandle system,” said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. “In addition, we are very impressed with the former BP employees who have joined our team - their experience and knowledge will contribute to the expedited integration of the acquired assets and enhance our operational capabilities and synergies across the Texas Panhandle.”
Completion of First Phase of SO2 Recovery Project at Big Escambia Creek Processing Facility
The Partnership, through its subsidiaries, has successfully completed the first phase of the emission reduction project at its Big Escambia Creek (BEC) processing facility in Southern Alabama. The project was initiated in December of 2011 to comply with the required step-down in sulfur dioxide emissions under the existing environmental permit. The project involved adding a Superclaus reactor to the existing sulfur recovery unit to achieve the desired reduction in SO2 emissions. The new unit started up on December 17, 2012, and has resulted in increased sulfur recovery and reductions in SO2 emissions to levels well below the current permitted levels.
The second and final phase of the project involves potential upgrades of the existing sulfur recovery unit to further improve sulfur recoveries and further reduce SO2 emissions. Upon completion, currently estimated to be in 2015, Eagle Rock expects to recognize operational cost savings and improve the overall reliability of the BEC facility in addition to recovering more of the marketable elemental sulfur from the well stream.
Fourth Quarter and Full Year 2012 Earnings Release Date and Conference Call Information
The Partnership also announced today it will report fourth quarter and full year 2012 financial and operating results after market close on Monday, February 25, 2013. The fourth quarter and full year 2012 earnings conference call will be held at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Tuesday, February 26, 2013.
Interested parties may listen to the earnings conference call live over the Internet or via telephone. To listen live over the Internet, participants are advised to log on to the Partnership's web site at www.eaglerockenergy.com and select the “Events & Presentations” sub-tab under the “Investor Relations” tab. To participate by telephone, the call in number is 877-293-5457, conference ID 93704871. Participants are advised to dial into the call at least 15 minutes prior to the call. An audio replay of the conference call will also be available for thirty days by dialing 855-859-2056, conference ID 93704871. In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Qualified Notice to Nominees
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contacts:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including statements regarding the expected closing of the acquisition and timing thereof, purchase price multiples and the anticipated impact on the Partnership's financial results, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; the Partnership's ability to obtain necessary government and regulatory approvals related to the acquisition; ability to obtain necessary third-party consents and approvals related to the acquisition; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K for the year ended December 31, 2011 and the Partnership's Forms 10-Q filed with the Securities and Exchange Commission for subsequent quarters, as well as any other public filings and press releases.
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